Exhibit 4.3

LPL INVESTMENT HOLDINGS INC.
(f/k/a “BD INVESTMENT HOLDINGS INC.”)

Form of Stock Bonus Agreement

Under the Fourth Amended and Restated 2000 Stock Bonus Plan

This AGREEMENT, dated as of __________, is between LPL Investment Holdings Inc. (f/k/a “BD Investment Holdings Inc.”), a Delaware corporation (“Parent”), and {__________}, Rep. #(___) (the “Registered Representative”).

WHEREAS, the Board of Directors of LPL Holdings, Inc., a Massachusetts corporation (the “Company”) has determined that under the Fourth Amended and Restated 2000 Stock Bonus Plan (as amended, modified or supplemented from time to time, the “Plan”), the terms of which are incorporated herein by reference, a Triggering Company Sale (as defined in the Plan) occurred on December 28, 2005;

WHEREAS, in connection with the Triggering Company Sale, Parent has assumed all of the Company’s obligations under, and adopted for itself, the Plan and, as a result of such assumption and adoption, all references to (x) “the Company” in the Plan shall be deemed to refer to “Parent” and (y) all references to “Common Stock” in the Plan shall be deemed to refer to “common stock, par value $0.01, per share, of Parent; and

WHEREAS, the Registered Representative is eligible to receive Bonus Credits pursuant to the Plan; and

WHEREAS, as a condition precedent to the issuance of the Bonus Credits to the Registered Representative, the Registered Representative must enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties hereto hereby agree as follows:

1.                                       Issuance of Bonus Credits.

This Agreement evidences the issuance by Parent to the Registered Representative of {_____} Bonus Credits on the terms provided herein and in the Plan. Any capitalized term used and not otherwise defined herein shall have the meaning ascribed to it in the Plan.

2.                                       Vesting of Bonus Credits; Payment of Common Stock.

(a)           Vesting of Bonus Credits

(i)            If at any time after the date of this Agreement and before the third annual anniversary of the Triggering Company Sale, Parent (or any of subsidiaries (including LPL)) or the Registered Representative terminates the Registered Representative Agreement, then, except as otherwise provided in Section 2(a)(ii) or (iii) below, any

“invested Bonus Credits held by the Registered Representative shall be immediately forfeited to Parent. One-third of the aggregate number of Bonus Credits evidenced by this Agreement shall vest on each of the first, second and third annual anniversary of the closing of the Triggering Company Sale, subject to the Registered Representative’s continued service and Section 2(a)(ii) and (iii) below.

(ii)           If a Registered Representative dies at any time on or before the third annual anniversary of the Triggering Company Sale, all unvested Bonus Credits held by the Registered Representative immediately prior to his or her death shall become vested Bonus Credits and shall become property of such Registered Representative’s estate, notwithstanding the terms of clause (i) of this Section 2(a); provided, however, that such Bonus Credits shall remain subject to the Bonus Agreement.

(iii)          If a Registered Representative retires from the securities industry at the age of 65 or older and, in connection with such retirement, Parent or such Registered Representative terminates the Registered Representative Agreement between Parent (or its affiliates) and such Registered Representative on or before the third annual anniversary of the Triggering Company Sale, all unvested Bonus Credits held by the Registered Representative immediately prior to his or her retirement shall become vested Bonus Credits, notwithstanding the terms of clause (i) of this Section 2(a); provided, however, that such Bonus Credits shall remain subject to the Bonus Agreement. If, at any time prior to the occurrence of a Liquidity Event (as defined in Section 2(b)), the Registered Representative ceases to remain retired from the securities industry and conducts any broker-dealer or investment advisory activities for any fee, commission or other consideration without Parent’s consent, any Bonus Credits that vested as a result of this clause (iii) of this Section 2(a) shall be immediately forfeited to Parent.

(iv)          Parent or its subsidiaries may terminate a Registered Representative Agreement for any reason specified in the Registered Representative Agreement.

(b)           Payment of Common Stock. Promptly upon the earlier of (i) immediately prior to a Company Sale (occurring after the date of this Agreement) that also constitutes a change in control event under Section 409A of the Internal Revenue Code of 1986, as amended, or the regulations thereunder (“Section 409A”) or (ii) immediately following the earlier of (A) 180 days following an IPO or (B) if required to avoid the imposition of tax under Section 409A, two and one-half months after the close of Parent’s tax year (for federal income tax purposes) in which the IPO occurs (either of the events in clause (i) or (ii), a “Liquidity Event”), allocated Bonus Credits that are vested shall automatically convert into a like number of shares of Common Stock (“Bonus Shares”), subject to adjustment pursuant to Section 11 of the Plan. Following a Liquidity Event, Bonus Credits that are not vested (and have not previously been forfeited) at the time of such Liquidity Event shall convert to Bonus Shares upon vesting.

3.                                       Nontransferability of Bonus Credits.

The Bonus Credits shall not be assignable or otherwise transferable by the Registered Representative without the prior written consent of the Board, which may be granted or withheld at the sole discretion of the Board. Notwithstanding the foregoing, in the event of the Registered

Representative’s death, all rights under this Agreement and the Plan in respect of Bonus Credits held by the Registered Representative immediately prior to his or her death shall pass by will or by the laws of descent and distribution as the case may be. Any heir or legatee of the Registered Representative shall take rights herein granted subject to the terms and conditions hereof.

4.                                       Investment Representations.

Prior to the delivery of Bonus Shares, the Board may require the Registered Representative to give written assurances in substance and form satisfactory to the Board to the effect that the Registered Representative is acquiring the Bonus Shares for such person’s own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as Parent deems necessary, appropriate or desirable in order to comply with federal and applicable state securities laws, or with covenants or representations made by Parent in connection with any public offering of its capital stock.

In addition, the Registered Representative represents, warrants and covenants as follows:

(a)           The Registered Representative is acquiring the Bonus Credits for his or her own account for investment only, and not with a view to, or for sale in connection with, any distribution of the Registered Representative in violation of the Securities Act of 1933, as amended, or any rule or regulation under the Securities Act.

(b)           The Registered Representative has had such opportunity as he or she has deemed adequate to obtain from representatives of Parent and its subsidiary, LPL, such information as is necessary to permit him to evaluate the merits and risks of his or her investment in Parent.

(c)           The Registered Representative has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the acquisition of the bonus Credits and to make an informed investment decision with respect to such investment.

5.                                       No Employment Status.

Nothing contained in the Plan or in this Agreement or other agreement or instrument executed in connection with the Plan shall confer upon the Registered Representative the status as an employee of LPL or Parent or interfere in any way with the right of LPL at any time to terminate the Registered Representative Agreement.

6.                                       No Rights as Shareholder.

Unless and until Bonus Shares are issued to the Registered Representative, the Registered Representative shall have no rights as a shareholder with respect to any shares to be issued under the Plan (including, without limitation, any voting rights, the right to inspect or receive Parent’s balance sheets or financial statements or any rights to receive dividends or non-cash distributions with respect to such shares).

7.                                       Notices.

Any notice hereunder shall be in writing and shall be deemed to have been duly given when mailed by first class mail, or delivered by hand, (i) if to Parent, to its principal executive office, attention: President with a copy to the General Counsel; and (ii) if to the Registered Representative, to the address of the Registered Representative listed in the record books of Parent and its subsidiary, LPL.

8.                                       Restrictive Legends.

Certificates representing Bonus Shares (if issued) may have affixed thereto legends in substantially the following form, in addition to any other legends that may be required under federal or state securities laws:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the corporation to the effect that such registration is not required.”

9.                                       Effectiveness; Provisions of the Plan.

This Agreement shall become effective upon the execution hereof by Parent and the Registered Representative and is subject to the provisions of the Plan (as amended, modified or supplemented from time to time in accordance therewith), a copy of which is furnished to the Registered Representative herewith.

10.                                 Severability.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

11.                                 Entire Agreement.

This Agreement and the Plan constitute the entire agreement between the parties, and supersedes all prior agreements and understandings, relating to the subject matter of this Agreement by and between Parent and the Registered Representative.

12.                                 Governing Law.

Notwithstanding Section 22(b) of the Plan, this Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws.

13.                                 Taxes.

Parent and the Registered Representative acknowledge and agree that Parent shall not exercise general supervision or control over the time, place or manner in which the Registered

Representative provides services to Parent and its Affiliates, and that in performing such services the Registered Representative shall be acting and shall act at all times as an independent contractor only and not as an employee, agent, partner or joint venturer of or with Parent. Accordingly, Registered Representative acknowledges that he is solely responsible for the payment of all Federal, state, local and other taxes that are required by applicable laws or regulations to be paid with respect to the amounts payable hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LPL INVESTMENT HOLDINGS INC.

BY:
Name: Mark S. Casady
Title: Chairman

REGISTERED REPRESENTATIVE

BY:
Name: REP #{_____}
Title: